EXHIBIT 4.1







                        FIRST AMENDMENT
            TO DEBTOR IN POSSESSION CREDIT AGREEMENT


            FIRST AMENDMENT, dated as of December __, 1999 (this "Amendment"), to the Credit Agreement referred to below among FILENE'S BASEMENT, INC., a Massachusetts corporation, as debtor and debtor in possession ("Borrower"), the other Credit Parties signatory thereto, GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation, as Agent ("Agent") and as Lender, PARAGON CAPITAL LLC, a Delaware limited liability company, as oversight agent ("Oversight Agent") and as Lender, and the other Lenders party thereto.

                      W I T N E S S E T H

            WHEREAS, Borrower, FILENE'S BASEMENT CORP., a Massachusetts corporation, as debtor and debtor in possession ("Holdings"), Agent, Oversight Agent, and Lenders are parties to that certain Debtor in Possession Credit Agreement, dated as of August 23, 1999 (including all annexes, exhibits and schedules thereto, and as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"); and

            WHEREAS, pursuant to the Final Order, dated
September 16, 1999, the Credit Parties, Agent, Oversight Agent and Lenders have agreed to amend certain provisions of the Credit
Agreement in the manner, and on the terms and conditions, provided for herein;

            NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1
            1   Definitions.  Capitalized terms not otherwise
defined herein shall have the meanings ascribed to them in the Credit Agreement or Annex A thereto.

            2   Recitals.  The first recital of the Credit
Agreement is hereby amended by deleting the phrase "Chapter 11
Case No. ___-_________" and inserting in lieu thereof the phrase
"Chapter 11 Case Nos. 99-16984 through 16985 - WCH."

            3   Amendment to Section 1.5 of the Credit
Agreement. Section 1.5 of the Credit Agreement is hereby amended by deleting the percentage "0.5%" appearing as the Applicable
            Unused Facility Margin and inserting in lieu thereof the percentage ".375%".

            4   Amendment to Section 1.9(c) of the Credit
Agreement. Section 1.9(c) of the Credit Agreement is hereby amended by adding the following sentences after the second sentence thereof:

            Notwithstanding the preceding sentence, the
            Applicable Percentage shall be: (a) one percent (1%) in the case of a prepayment in connection with a sale or liquidation of all or substantially all of the Credit Parties' assets within one hundred eighty
            (180) days of the Closing Date; and (b) one-half percent (0.5%) in the case of a prepayment in connection with a sale or liquidation of all or substantially all of the Credit Parties' assets which occurs more than one hundred eighty (180) days after the Closing Date. Additionally, no prepayment fee shall be due under this Section 1.9(c) if the Obligations are being refinanced by "exit financing" provided by the Lenders in connection with the Credit Parties' reorganization and emergence from bankruptcy; provided, however, if the Lenders are repaid under this Agreement after failing to match a reasonably competitive offer for a refinancing of the Obligations received in writing by the Credit Parties and forwarded to Agent, the Applicable Percentage shall be (aa) one percent (1%) in the case of a prepayment within one hundred eighty (180) days of the Closing Date, and (bb) one-half percent (.5%) in the case of a prepayment which occurs more than one hundred eighty (180) days after the Closing Date. The Credit Parties agree to use good faith efforts to negotiate first with the Lenders (as opposed to any other prospective lenders) an exit financing facility in connection with the Credit Parties emergence from bankruptcy, and further agree that any or all of the Lenders shall have fifteen
            (15) days from the date of the Lenders' receipt of any written offer delivered to the Credit Parties to make a good faith proposal to match or better such offer.

            5   Amendment to Section 1.11(a) of the Credit
Agreement. Section 1.11(a) of the Credit Agreement is hereby amended by deleting the first sentence thereof and inserting in lieu thereof the following sentences:

            So long as no Default or Event of Default shall have occurred and be continuing, (i) payments consisting of proceeds of Accounts received in the ordinary course of business shall be applied to first, the Swing Line Loan, second to interest on the Tranche A Revolving Loan, third to principal on the Tranche A Revolving Loan, fourth to interest on the Tranche B Revolving Loan, fifth to principal on the Tranche B Revolving Loan; (ii) payments consisting of proceeds of Inventory received in the ordinary course of business shall be applied to first, the Swing Line Loan, second, ratably to interest on the Tranche A Revolving Loan and the Tranche B Revolving Loan and last, ratably to principal on the Tranche A Revolving Loan and the Tranche B Revolving Loan;
            (iii) voluntary prepayments shall be applied as determined by Borrower, subject to the provisions of
            Section 1.3(a); and (iv) mandatory prepayments shall be applied as set forth in Sections 1.3(c).

            6   Amendment to Section 1.11(c) of the Credit
Agreement. Section 1.11(c) of the Credit Agreement is hereby amended by (i) deleting the word "and" appearing at the end of clause (ii) thereof, (ii) inserting a semi-colon at the end of clause (iii) thereof and (iii) adding the following subsection at the end of such Section 1.11(c):

            (iv) at any time, Tranche A Revolving Lenders shall be entitled to recover first from any proceeds as a result of the collection of Borrower's Accounts.
            7   Amendment to Section 1.18 of the Credit
Agreement. Section 1.18 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

            1.18.    Priority of Obligations and Lenders' Liens.

            (a) The priority of Lenders' Liens on the Collateral shall be as set forth in the Interim Order and the Final
       Order.

            (b) All Obligations shall constitute administrative expenses of Borrower in the Chapter 11 Case, with administrative priority and senior secured status under Sections 364(c)(1)and 364(d) of the Bankruptcy Code. Subject to the Senior Claims and the Professional Fee Carve-Out up to the Professional Fee Carve-Out Amount (as such terms are defined below), such administrative claim shall have priority over any and all administrative expenses, including, without limitation, the kinds specified in, or ordered pursuant to, Sections 105, 326, 330, 331, 503(b), 507(a), 507(b), 726 or any other provision of the Bankruptcy Code and shall be pari passu with any allowed Administrative Rent Claim (as defined in the Final Order) provided that nothing hereunder shall be read to subordinate the various liens and security interests granted to the Agents and the Lenders pursuant to the Final Order to any Administrative Rent Claim. The liens and security interests granted to Agents and Lenders, and the priorities accorded to the Obligations shall have the priority and senior secured status afforded by Section 364(d)(1) of the Bankruptcy Code (all as more fully set forth in the Final Order) senior to all claims and interests other than the Senior Claims and the Professional Fee Carve-Out up to the Professional Fee Carve-Out Amount (as such terms are defined herein).

            (c) Notwithstanding anything herein to the contrary, so long as an Event of Default shall not have occurred and be continuing, the Credit Parties shall be permitted to pay administrative expenses of the kind specified in
       Section 503(b) of the Bankruptcy Code incurred in the ordinary course of business of the Credit Parties and court-approved administrative expenses for compensation and reimbursement of expenses allowed and payable under Sections 330 and 331 of the Bankruptcy Code, as the same may be due and payable, within the parameters of the Final Order and the amounts to be advanced pursuant to this Agreement, and further provided such amounts are included in the Budget. As used in the preceding sentence, "court-approved administrative expenses" shall include payments made pursuant to any Court-approved procedure for monthly or other payment of administrative expenses of professionals and Committee members. Other than the Senior Claims, no lien or priority status greater than that given to the Agents and the Lenders under the Final Order shall be granted while any portion of the Loans, the Letters of Credit or the Commitments under this Agreement remains outstanding, absent the consent of the Agents. The liens and priority claims granted to the Agents and the Lenders pursuant to Sections 363(e), 364(c)(1) and 364(d) of the Bankruptcy Code shall be subject to unpaid allowed fees and expenses incurred on and after the Petition Date (net of any available retainer) by any examiner or Chapter 7 or Chapter 11 trustee appointed or elected in the Chapter 11 Case, and professionals retained under Section 327 or 1103 of the Bankruptcy Code by the Credit Parties, any examiner or Chapter 7 or Chapter 11 trustee appointed or elected in the Chapter 11 Case or the Committee (the "Bankruptcy Professionals"), allowed reasonable and necessary expenses of the Committee, and any statutorily mandated costs and fees of the United States Trustee and the Clerk of the Bankruptcy Court including, without limitation, those pursuant to 28 U.S.C. 1930(a) with respect to the Chapter 11 Case (collectively, the "Professional Fee Carve-Out") up to a maximum aggregated amount not exceeding $1,000,000 (the "Professional Fee Carve-Out Amount"). For purposes of this Section 1.18(c), the Professional Fee Carve-Out shall not include
       (i) any other claims that are or may be senior to or pari passu with any claims upon the Professional Fee Carve-Out, and (ii) any fees and/or expenses of the Bankruptcy Professionals incurred in connection with the commencement or continuation of any suit, motion, action or other proceeding challenging the extent, validity, perfection, enforceability or priority of the Agents' or Lenders' claims or liens arising under or in connection with the Pre-Petition Loan Agreement.

            8   Amendment to Section 2.1(h) of the Credit
Agreement. Section 2.1(h) of the Credit Agreement is hereby amended by deleting the phrase "the Carve-Out Expenses up to" and inserting in lieu thereof the phrase "allowed claims with respect to."

            9   Amendment to Section 6.7 of the Credit
Agreement. Section 6.7 of the Credit Agreement is hereby amended by deleting in the last sentence thereof the phrase "Carve out Expenses up to the Reserve Amount" and inserting in lieu thereof the phrase "Professional Fee Carve-Out up to the Professional Fee Carve-Out Amount."

            10  Amendment to Section 6.8 of the Credit
Agreement. Section 6.8 of the Credit Agreement is hereby amended by (i) deleting in clause (c) thereof the phrase Disclosure
Schedule 6.8 and inserting in lieu thereof the phrase "Disclosure
Schedule 6.8(a)", (ii) deleting the text of clause (f) and inserting in lieu thereof the phrase "the closing of those Stores identified on Disclosure Schedule 6.8(b) and the disposition of all leasehold interests related thereto and assets located therein", (iii) deleting the text of clause (g) and inserting in lieu thereof the phrase the closing of additional Stores and the disposition of all leasehold interests related thereto and assets located therein upon ten (10) Business Days' notice to Agents, provided however that from the Amendment Effective Date through and including December 15, 1999 such notice period shall be five
(5) Business Days, and (iv) deleting in clause (h) the phrase "(and with respect to leases subject to a leasehold mortgage in favor of Agent" and further deleting in clause (h) the last parenthetical in such clause (h) and inserting in lieu thereof the phrase "as such NLV is reasonably determined by Agents".

            11 Amendment to Section 9.1(d) of the Credit Agreement. Section 9.1(d) of the Credit Agreement is hereby amended by deleting in the last sentence thereof the phrase "in compliance with the representations contained in Section 3.4(c)" and inserting in lieu thereof the phrase "in a manner consistent with the provisions of Sections (r) and (s) of Annex E of the Credit Agreement."

            12  Amendment to Section 11.3 of the Credit
Agreement. Section 11.3 of the Credit Agreement is hereby amended by (i) inserting in the first sentence thereof after the term "Agents" the phrase "and all Lenders party hereto on the Closing Date," and (ii) inserting in the second sentence thereof after the term"Agents" the phrase "and all Lenders party hereto on the Closing Date."

            13 Definition of Carve-Out Expenses. The definition of the term "Carve-Out Expenses" appearing in Annex A of the Credit Agreement is hereby deleted.

            14 Definition of Material Adverse Effect. The definition of the term "Material Adverse Effect" appearing in Annex A of the Credit Agreement is hereby amended by (i) deleting in clause (a) thereof the phrase "as compared to the Projections attached hereto as Schedule 3.4(C)" and inserting in lieu thereof the phrase "as compared to the Short Term Projections and the Long Term Projections required to be delivered pursuant to Sections (r) and (s) of Annex E of the Credit Agreement," and
(ii) deleting in the second sentence thereof the phrase "Projections attached hereto as Disclosure Schedule 3.4(B)" and inserting in lieu thereof the phrase "Short Term Projections and the Long Term Projections required to be delivered pursuant to Sections (r) and (s) of Annex E of the Credit Agreement."

            15 Definition of Tranche B Borrowing Base. The definition of the term "Tranche B Borrowing Base" appearing in Annex A of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

            "Tranche B Borrowing Base" shall mean, as of any date of determination by Agents, from time to time, an amount equal to the sum at such time of:

            (a) up to the greater of (i) eighty-five percent (85%) of Borrower's Eligible Inventory valued on a first-in, first-out basis (at the lower of cost or market), or (ii) one hundred percent (100%) of the Net Retail Liquidation Value of Borrower's Eligible Inventory, plus (b) fifty percent (50%) of the aggregate amount of Documentary Letters of Credit issued and outstanding in connection with the purchase of otherwise Eligible Inventory, plus (c) eighty five (85%) of the book value of Borrower's Eligible Accounts, plus, (d) up to the lesser of (i) $15,000,000 or (ii) fifty percent (50%) of the NLV of Eligible Leasehold Real Estate, minus (e) the Tranche A Borrowing Base, minus any Reserves established by Agents at such time, provided however, that with respect to Advances on Eligible Inventory, at no time shall such Advances exceed one hundred percent (100%) of the Net Retail Liquidation Value of Borrower's Eligible Inventory

            16 Definition of Change of Control. The definition of the term "Change of Control" appearing in Annex A of the Credit Agreement is hereby amended by deleting the text of clause
(e) thereof and inserting in lieu thereof the following: Samuel Gerson or Steven Siegel shall cease to act under any circumstances as officers of Borrower performing duties essentially the same as those performed on the Closing Date.

            17 Amendment of Maximum Capital Expenditures covenant. The Maximum Capital Expenditures covenant set forth in Annex G to the Credit Agreement is hereby amended by deleting the parenthetical contained therein and inserting in lieu thereof the following new parenthetical:

            (or with respect of the Fiscal Months ending on or before November 30, 1999, the period commencing on August 1, 1999 and ending on the last day of such Fiscal Month).



            18  Amendment to Minimum EBITDA Covenant.  The
Minimum EBITDA covenant set forth in Annex G to the Credit
Agreement is hereby amended in its entirety to read as follows:

            Borrower shall deliver to Agents on or before December 15, 1999 a business operating plan which reflects the closing of additional Stores and Borrower's operating plan with respect to Stores which shall continue to remain open. Borrower and Agents shall use their reasonable best efforts to establish monthly Minimum EBITDA levels on or before December 27, 1999. The Minimum EBITDA levels to be tested shall commence with the Fiscal Month ending on or about February 26, 2000. Borrower and Agents shall act reasonably and in good faith in establishing such levels. Upon such levels being agreed to in writing by Borrower and Agents, they shall be deemed to be incorporated by reference herein as part of this document as if fully stated herein.

            19  Amendment to Fee Letters to the Credit
Agreement. Exhibit B-1 (the Form of GE Fee Letter) and Exhibit B-2 (the Form of Paragon Fee Letter) are hereby amended by replacing such Exhibits with Exhibit B-1 and Exhibit B-2 in the form attached hereto.

            20 Amendment to Disclosure Schedule 6.8 to the Credit Agreement. Disclosure Schedule 6.8 is hereby amended by replacing such Disclosure Schedule 6.8 with Disclosure Schedule 6.8(a) and Disclosure Schedule 6.8(b) in the form attached hereto.

            21  Representations and Warranties.  To induce
Agents and Lenders to enter into this Amendment, the Credit
Parties make the following representations and warranties to Agents and Lenders:

            (a) The execution, delivery and performance of this Amendment and the performance of the Credit Agreement, as amended by this Amendment (the "Amended Credit Agreement"), by each Credit Party: (a) are within such Person's corporate power; (b) have been duly authorized by all necessary or proper corporate and shareholder action; (c) do not contravene any provision of such Person's charter or bylaws; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person.

            (b) This Amendment has been duly executed and delivered by or on behalf of each Credit Party.

            (c) Each of this Amendment and the Amended Credit Agreement constitutes a legal, valid and binding obligation of such Credit Party, enforceable against each Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor's rights generally and general equitable principles.

            (d) No Default or Event of Default has occurred and is continuing.

            (e) The representations and warranties of the Credit Parties contained in the Credit Agreement and each other Loan Document shall be true and correct on and as of the Amendment Effective Date with the same effect as if such representations and warranties had been made on and as of such date, except that any such representation or warranty which is expressly made only as of a specified date need be true only as of such date.

            22 No Other Amendments. Except as expressly amended herein, the Credit Agreement and the other Loan Documents shall be unmodified and shall continue to be in full force and effect in accordance with their terms. In addition, except as specifically provided herein, this Amendment shall not be deemed a waiver of any term or condition of any Loan Document and shall not be deemed to prejudice any right or rights which Agent, for itself and Lenders, may now have or may have in the future under or in connection with any Loan Document or any of the instruments or agreements referred to therein, as the same may be amended from time to time.

            23  Outstanding Indebtedness; Waiver of Claims.
Each of the Credit Parties hereby acknowledges and agrees that as of December 19, 1999 the aggregate outstanding principal amounts of the Tranche A Revolving Loan and the Tranche B Revolving Loan are $29,966,573 and $10,015,771, respectively, and that such principal amounts are payable pursuant to the Credit Agreement without defense, offset, withholding, counterclaim or deduction of any kind. Each Credit Party hereby waives, releases, remises and forever discharges Agents, Lenders and each other Indemnified Person from any and all claims, suits, actions, investigations, proceedings or demands, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which any Credit Party ever had, now has or might hereafter have against Agents or Lenders which relates, directly or indirectly, to any acts or omissions of Agents, Lenders or any other Indemnified Person on or prior to the Amendment Effective Date.

            24 Expenses. Each Credit Party hereby reconfirms its respective obligations pursuant to Sections 1.9 and 11.3 of the Credit Agreement and the Amended Credit Agreement and pursuant to the GE Capital Fee Letter and the Paragon Fee Letter, as the case may be, to pay and reimburse the Agents and the Lenders party to the Credit Agreement on the Closing Date, for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and all other documents and instruments delivered in connection herewith.

            25 Effectiveness. This Amendment shall become effective (the "Amendment Effective Date") only upon satisfaction in full in the reasonable judgment of Agents of each of the following conditions:

            (a) Amendment. Agent shall have received facsimile copies of this Amendment duly executed and delivered by Lenders and each Credit Party with six (6) original signature pages of this Amendment to be delivered by Lenders and each Credit Party within one week of the date hereof.

            (b) Representations and Warranties. The representations and warranties of or on behalf of the Credit
Parties in this Amendment shall be shall be true and correct on and as of the Amendment Effective Date.

            (c) Court Approval. The Bankruptcy Court shall have entered an order approving this Amendment, in form and substance satisfactory to the Lenders, and from which no appeal has been timely filed or if timely filed, no stay pending appeal shall have been granted.

            26  GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED
BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF
NEW YORK.

            27 Counterparts. This Amendment may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.


            28  Entire Agreement.  This First Amendment to
Debtor-in-Possession Credit Agreement sets forth the entire agreement of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify or otherwise affect the provisions hereof.


            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.


                           FILENE'S BASEMENT, INC.,
                           Debtor and Debtor in Possession



                           By: /s/ Steven R. Siegel
                            Steven R. Siegel,
                            Executive Vice President
                            and Chief Financial Officer



                           GENERAL ELECTRIC CAPITAL
                           CORPORATION, as Agent and Lender



                           By: /s/ James P. Hogan
                           Name: James P. Hogan
                           Title: Duly Authorized Signatory



                           PARAGON CAPITAL LLC, as
                             Oversight Agent and Lender



                           By: /s/ Andrew Moser
                           Name:  Andrew Moser
                           Title: President and CEO



                           B III CAPITAL PARTNERS, L.P., as
                           Lender

                           By: DDJ CAPITAL III, LLC, its general
                           partner

                           By: DDJ CAPITAL MANAGEMENT LLC,
                           Manager


                           By:    /s/ Judy K. Mencher
                           Name: Judy K Mencher
                           Title: Member







The undersigned Credit Party
hereby (i) acknowledges and
consents to the amendment to
the Credit Agreement effected
by this Amendment and
(ii) confirms and agrees that
its obligations under its
Guaranty shall continue
without any diminution thereof
and shall remain in full force
and effect on and after the
effectiveness of this
Amendment.


ACKNOWLEDGED, CONSENTED and
AGREED to as of the date first
written above.


FILENE'S BASEMENT CORP.,
Debtor and Debtor in
Possession

By:/s/ Steven R. Siegel________
Name:__Steven R. Siegel________
Title:_Executive Vice President
       and Chief Financial Officer